UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 5, 2007

SPARTAN STORES, INC.
(Exact Name of Registrant as
Specified in Charter)

Michigan (State or Other Jurisdiction of Incorporation)	000-31127 (Commission File Number)	38-0593940 (IRS Employer Identification no.)

850 76th Street, S.W. P.O. Box 8700 Grand Rapids, Michigan (Address of Principal Executive Offices)	49518-8700 (Zip Code)

Registrant's telephone number,
including area code:  (616) 878-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01.	Entry into a Material Definitive Agreement.

          On April 5, 2007, Spartan Stores, Inc. (the "Company") entered into an amendment to its existing Senior Secured Credit Facility with Wachovia Capital Finance Corporation (Central), Key Bank National Association, Banc of America Leasing & Capital, LLC, National City Business Credit, Inc., General Electric Capital Corporation, and Fifth Third Bank.

          The amendment to the credit facility extends the term for an additional two years through December 2012. In addition, the amendment adds approximately $15 million of availability under a Term B loan that is included as part of the total $225 million credit facility, which may be drawn upon at the Company's option. Including the Term B loan, the Company currently has approximately $90 million available under the facility. Subject to final appraisals, the company expects to increase the availability under the credit agreement by an additional $10 - $15 million. At the Company's option, it may increase the size of the facility to up to $275 million through the addition of new lenders. Advances from these additional lenders would be contingent upon the Company generating asset levels sufficient to support the increased borrowings.

          The foregoing brief description of the amendment is not meant to be exhaustive and is qualified in its entirety by the amendment itself, which is attached to this Report as Exhibit 10.

Item 9.01.	Financial Statements and Exhibits.

	(d)	Exhibits:

10

Amendment No. 5 to Loan and Security Agreement dated April 5, 2007 between Spartan Stores, Inc. and its subsidiaries and Wachovia Capital Finance Corporation (Central), Key Bank National Association, Bank of America Leasing & Capital, LLC, National City Business Credit, General Electric Capital Corporation, and Fifth Third Bank.

SIGNATURES

                    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 10, 2007	SPARTAN STORES, INC.

	By	/s/ David M. Staples
David M. Staples Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Document

10

Amendment No. 5 to Loan and Security Agreement dated April 5, 2007 between Spartan Stores, Inc. and its subsidiaries and Wachovia Capital Finance Corporation (Central), Key Bank National Association, Bank of America Leasing & Capital, LLC, National City Business Credit, General Electric Capital Corporation, and Fifth Third Bank.